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                                                                     Exhibit 5.1


                                 January 26, 1999


Micron Technology, Inc.
8000 South Federal Way
Boise, ID  83707-0006

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about January 26, 1999, in connection with the registration under the Securities Act of 1933, as amended, of shares of your Common Stock reserved for issuance under the Micron Technology, Inc. 1998 Non-Employee Director Stock Incentive Plan and the Micron Technology, Inc. 1989 Employee Stock Purchase Plan (collectively, the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of said shares.

     It is our opinion that, upon completion of the proceedings to be taken prior to issuance of the shares pursuant to the Prospectus constituting part of and incorporated by reference into the Registration Statement on Form S-8 and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the shares, when issued and sold in the manner referred to in the Plans and the agreements which accompany the Plans, and in accordance with the Company's Certificate of Incorporation, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement, including the Prospectus constituting a part thereof, and amendments thereto.

                                      Very truly yours,

                                      WILSON SONSINI GOODRICH & ROSATI,
                                      Professional Corporation